NEWS RELEASE

FOR IMMEDIATE RELEASE

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2026
SECOND QUARTER RESULTS, DECLARES DIVIDEND

BOSTON (July 24, 2026) - The Federal Home Loan Bank of Boston announced its preliminary, unaudited second quarter financial results for 2026, reporting net income of $45.2 million for the quarter. The Bank expects to file its quarterly report on Form 10-Q for the quarter ending June 30, 2026, with the U.S. Securities and Exchange Commission next month.

“The Bank’s strong financial performance during the second quarter was primarily driven by increased member demand for advances and for residential mortgage loan sales to the Bank through the Mortgage Partnership Finance® program,” said President and CEO Timothy J. Barrett. “Income from these activities fueled our support for affordable homeownership and economic development throughout New England through a $5.0 million required contribution to our Affordable Housing Program (AHP) and $19.3 million in voluntary contributions to AHP and our other housing and community investment programs.”

Second Quarter 2026 Operating Highlights:
•Net income was $45.2 million for the three months ended June 30, 2026, a decrease from $47.0 million for the second quarter of 2025 primarily due to a decrease in net interest income after provision for credit losses partially offset by a decline in discretionary housing and community investment program expenses.
•Net interest income after provision for credit losses was $93.3 million in the second quarter of 2026, compared to $97.8 million for the second quarter of 2025, primarily driven by a decrease in short-term interest rates, a $2.8 billion decline in average advances, partially offset by a $718.2 million increase in average mortgage-backed securities and a $590.1 million increase in average mortgage loans.
•Net interest spread was 0.28% during the second quarter of 2026, an increase of three basis points from the second quarter of 2025.
•A total of $6.9 million was set aside for the Affordable Housing Program, which includes a $5.0 million statutory assessment and a $1.9 million voluntary contribution during the quarter.
•$17.4 million was contributed to the Bank’s discretionary housing and community investment programs.

June 30, 2026 Financial Condition Highlights:
•Total assets increased to $77.3 billion at June 30, 2026, up from $68.8 billion at year-end 2025.
•Advances totaled $45.0 billion at the end of the quarter, an increase of $6.2 billion from $38.8 billion at the end of 2025.
•Investments increased to $27.2 billion at June 30, 2026, up from $25.2 billion at year-end 2025, primarily attributable to increases in short-term money-market investments and mortgage-backed securities.
•Total capital was $4.1 billion, an increase of $292.4 million from $3.8 billion at year-end 2025, primarily attributable to the increase in advances.
•As of June 30, 2026, the Bank was in compliance with all regulatory capital ratios.
•The Bank is classified as “adequately capitalized” by its regulator, based on the most recent information available as of March 31, 2026.

Dividend:
•A dividend equal to an annual yield of 6.67% was declared by the Bank’s board of directors. The dividend, based on average stock outstanding for the second quarter of 2026, will be paid on August 4, 2026. Future dividend declarations remain at the discretion of the board of directors.

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Contact:
Adam Coldwell
617-292-9774
adam.coldwell@fhlbboston.com

Federal Home Loan Bank of Boston
Balance Sheet Highlights
(Dollars in thousands)
(Unaudited)

	6/30/2026	3/31/2026	12/31/2025
ASSETS
Cash and due from banks	$15,190	25,930	$1,184
Advances	44,952,558	40,516,560	38,762,563
Investments (1)	27,225,623	25,989,186	25,206,343
Mortgage loans held for portfolio, net	4,527,656	4,362,657	4,285,722
Other assets	601,287	524,016	556,837
Total assets	$77,322,314	$71,418,349	$68,812,649

LIABILITIES
Consolidated obligations, net	$71,843,780	66,224,263	$63,625,913
Deposits	886,999	874,209	915,299
Other liabilities	519,769	461,751	492,098

CAPITAL
Class B capital stock	2,204,459	2,019,932	1,936,610
Retained earnings - unrestricted	1,427,624	1,423,025	1,421,472
Retained earnings - restricted (2)	572,463	563,425	554,561
Total retained earnings	2,000,087	1,986,450	1,976,033
Accumulated other comprehensive loss	(132,780)	(148,256)	(133,304)
Total capital	4,071,766	3,858,126	3,779,339
Total liabilities and capital	$77,322,314	$71,418,349	$68,812,649

Total regulatory capital-to-assets ratio (3)	5.4%	5.6%	5.7%
Ratio of market value of equity (MVE) to par value of capital stock (4)	180%	185%	188%

Income Statement Highlights
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	6/30/2026	3/31/2026	6/30/2025	6/30/2026	6/30/2025

Total interest income	$746,702	$687,447	$874,304	$1,434,149	$1,735,095
Total interest expense	653,261	601,701	776,269	1,254,962	1,544,271
Net interest income	93,441	85,746	98,035	179,187	190,824
Net interest income after provision for credit losses	93,341	85,746	97,827	179,087	190,616
Other income	2,278	238	2,223	2,516	6,125
Operating expense	22,047	21,900	21,727	43,947	42,205
Federal Housing Finance Agency and Office of Finance	2,777	2,582	2,696	5,359	5,485
AHP voluntary contribution	1,934	3,962	2,238	5,896	6,672
Discretionary housing and community investment programs (5)	17,405	6,569	20,142	23,974	24,959
Other expense	1,230	1,717	1,063	2,947	1,903
AHP assessment	5,036	4,935	5,226	9,971	11,568
Net income	$45,190	$44,319	$46,958	$89,509	$103,949

Performance Ratios: (6)
Return on average assets	0.24%	0.26%	0.24%	0.25%	0.27%
Return on average equity (7)	4.58%	4.77%	4.84%	4.68%	5.36%
Net interest spread	0.28%	0.28%	0.25%	0.28%	0.24%
Net interest margin	0.50%	0.51%	0.51%	0.50%	0.50%

(1)    Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.
(2)    The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain amount, generally not less than 20% of each of quarterly net income and adjustments to prior net income, to a restricted retained earnings account until a total required allocation is met. Amounts in the restricted retained earnings account are unavailable to be paid as dividends, which may be paid from current net income and unrestricted retained earnings. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 13, 2026 (the 2025 Annual Report).
(3)    For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the 2025 Annual Report.
(4)    MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2025 Annual Report.
(5)    We have certain discretionary subsidized advance and grant programs, including our Jobs for New England, Housing Our Workforce, Lift Up Homeownership, CDFI Advance, and permanent rate buydown programs. For additional information see Item 1 — Business — Targeted Housing and Community Investment Programs in the 2025 Annual Report.
(6)    Yields for quarterly periods are annualized.
(7)    Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

"Mortgage Partnership Finance" is a registered trademark of the Federal Home Loan Bank of Chicago.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank’s plans, objectives, projections, estimates, or predictions. These statements are based on the Bank's expectations as of the date hereof. The words “preliminary,” "expects," “anticipates,” “will,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends and expectations for advances balances, mortgage-loan investments, and net income are forward-looking statements, among other forward-looking statements herein.

The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization and accretion of premiums and discounts on financial assets, financial liabilities, and certain fair value gains and losses; changes and volatility of such changes in interest rates, market prices, and indices; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments; the allowance for credit losses on investment securities and mortgage loans; instability in the credit and debt markets; economic conditions; changes in demand for advances or consolidated obligations of the Bank or the Federal Home Loan Bank system; the Bank's ability to execute its business model and pay future dividends; and prepayment speeds on mortgage assets. In addition, the Bank reserves the right to change its plans for any programs for any reason, including but not limited to, legislative or regulatory changes, changes in membership, or changes at the discretion of the board of directors. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular plan, objective, projection, estimate or prediction is realized, and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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